QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 26, 2010, except for the stock split paragraph of Note 1 and the subsequent events paragraphs for reincorporation, noncontrolling interest and credit agreement of Note 14, as to which the date is June 28, 2010, in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-165988) and related Prospectus of RealD Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California
July 14, 2010

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm